UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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☐	Soliciting Material Pursuant to § 240.14a-12
UiPath, Inc.
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UiPath, Inc.
452 5th Avenue, 22nd Floor
New York, New York 10018
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 16, 2022
To the Stockholders of UiPath, Inc.:

On behalf of our board of directors, it is our pleasure to cordially invite you to attend the Annual Meeting of Stockholders of UiPath, Inc., a Delaware corporation. The Annual Meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/PATH2022, on Thursday, June 16, 2022 at 11:00 a.m., Eastern Time. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. As a global company, we believe this meeting type is better for our holders, which includes our employees. Further, we believe the virtual meeting format remains important in light of the ongoing and evolving nature of the COVID-19 pandemic, as the safety of our employees, communities, and stockholders is our first priority. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate. We recommend that you log in a few minutes before 11:00 a.m., Eastern Time, on June 16, 2022 to ensure you are logged in when the Annual Meeting starts. The Annual Meeting will be held for the following purposes:
1.To elect nine directors, each to hold office until our Annual Meeting of Stockholders in 2023;

2.To ratify the selection by the audit committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023; and

3.To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is April 20, 2022. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors
Brad Brubaker
General Counsel and Secretary
New York, New York
May 4, 2022

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE VOTE YOUR SHARES. As an alternative to voting online at the Annual Meeting, you may vote your shares in advance of the Annual Meeting through the internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card.
Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

UiPath, Inc.
452 5th Avenue, 22nd Floor
New York, New York 10018
PROXY STATEMENT
FOR THE 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 16, 2022 at 11:00 a.m., Eastern Time
Our board of directors is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of UiPath, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/PATH2022, on Thursday, June 16, 2022 at 11:00 a.m., Eastern Time, and any adjournment or postponement thereof. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. As a global company, we believe this meeting type is better for our holders, which includes our employees. Further, we believe the virtual meeting format remains important in light of the ongoing and evolving nature of the COVID-19 pandemic, as the safety of our employees, communities, and stockholders is our priority. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the Annual Meeting, we have elected to furnish our proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 (the “Annual Report”), to our stockholders primarily via the internet. On or about May 4, 2022, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the environmental impact and cost of our Annual Meeting.
Only stockholders of record at the close of business on April 20, 2022 (the “Record Date”) will be entitled to vote at the Annual Meeting. On the Record Date, there were 462,410,696 shares of Class A common stock and 82,452,748 shares of Class B common stock outstanding and entitled to vote (together, the “common stock”). Each holder of Class A common stock will have the right to one vote per share of Class A common stock and each holder of Class B common stock will have the right to 35 votes per share of Class B common stock. The holders of shares of common stock will vote together as a single class on all matters submitted to a vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for examination for ten days before the Annual Meeting by emailing us at investor.relations@uipath.com. The stockholder list will also be available online during the Annual Meeting. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/PATH2022 and on page 2 of this proxy statement.
In this proxy statement, we refer to UiPath, Inc. as “UiPath,” the “Company,” “we,” or “us” and the board of directors of UiPath as “our board of directors.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended January 31, 2022, accompanies this proxy statement. You also may obtain a copy of the Annual Report without charge by emailing investor.relations@uipath.com.
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about May 4, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend, participate in, and ask questions during the Annual Meeting?
We will be hosting the Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/PATH2022. The meeting will start at 11:00 a.m., Eastern Time, on Thursday, June 16, 2022. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
In order to enter the Annual Meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record, or included with your voting instruction card and voting instructions received from your broker, bank, or other agent if you hold your shares in “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/PATH2022. We recommend that you log in a few minutes before 11:00 a.m., Eastern

Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.
If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/PATH2022 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

•You may submit questions and comments electronically through the meeting portal during the Annual Meeting.

•Only stockholders of record as of the Record Date for the Annual Meeting and their proxy holders may submit questions or comments.

•Please direct all questions to Daniel Dines, our Chief Executive Officer, or Brad Brubaker, Corporate Secretary, at the Annual Meeting.

•Please include your name and affiliation, if any, when submitting a question or comment.

•Limit your remarks to one brief question or comment that is relevant to the Annual Meeting and/or our business.

•Questions may be grouped by topic by our management.

•Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests.

•Be respectful of your fellow stockholders and Annual Meeting participants.

•No audio or video recordings of the Annual Meeting are permitted.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the Annual Meeting. If you encounter any difficulties accessing the Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/PATH2022 or at www.proxyvote.com. Technical support will be available starting at 10:00 a.m., Eastern Time on June 16, 2022.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date, April 20, 2022, will be entitled to vote at the Annual Meeting. On the Record Date, there were 462,410,696 shares of Class A common stock and 82,452,748 shares of Class B common stock outstanding and entitled to vote.
•Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or by proxy in advance. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
•Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may vote your shares online during the Annual Meeting only by following the instructions from such organization and after obtaining a valid proxy from your broker, bank, or other agent.
How many votes do I have?
Each holder of shares of our Class A common stock will have one vote per share of Class A common stock held as of the Record Date, and each holder of shares of our Class B common stock will have 35 votes per share of Class B common stock held as of the Record Date. The holders of the shares of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.

What am I voting on?
There are two matters scheduled for a vote:
•Proposal 1: Election of nine directors, each to hold office until our annual meeting of stockholders in 2023;
•Proposal 2: Ratification of the selection by the audit committee of our board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023.
What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote (1) online during the Annual Meeting or (2) in advance of the Annual Meeting by proxy through the internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
•To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/PATH2022, starting at 11:00 a.m., Eastern Time on Thursday, June 16, 2022. The webcast will open 15 minutes before the start of the Annual Meeting.
•To vote in advance of the Annual Meeting through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your internet vote must be received by 11:59 p.m., Eastern Time on Wednesday, June 15, 2022 to be counted.
•To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Time on Wednesday, June 15, 2022 to be counted.
•To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign, and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank, or other agent and will need to obtain a proxy issued in your name from that record holder.

Internet voting during the Annual Meeting and/or internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your internet access.

Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the internet, by telephone, using a printed proxy card, or online during the Annual Meeting.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
•Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, then yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:

•Submit another properly completed proxy card with a later date.
•Grant a subsequent proxy by telephone or through the internet.
•Send a timely written notice that you are revoking your proxy via email at investor.relations@uipath.com.
•Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.
Your most current proxy card or telephone or internet proxy is the one that is counted.
•Beneficial Owner: Shares Registered in the Name of Broker or Bank. If you are a beneficial owner and your shares are held in “street name” by your broker, bank, or other agent, you should follow the instructions provided by your broker, bank, or other agent.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors: “FOR” the election of each of the nine nominees for director; and “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023. If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker, bank, or other agent with voting instructions, what happens?
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may vote your shares on Proposal 2. Your broker or nominee, however, may not vote your shares on Proposal 1 without your instructions. Such an event would result in a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please instruct your broker, bank, or other agent to ensure that your vote will be counted.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
As a reminder, if you are a beneficial owner of shares held in “street name,” in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank, or other agent by the deadline provided in the materials you receive from such organization.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count: (1) with respect to Proposal 1, votes “FOR,” “WITHHOLD” and broker non-votes, and (2) with respect to Proposal 2, votes “FOR,” “AGAINST” and abstentions. Abstentions will be counted towards the vote total for Proposal 2 and will have the same effect as “AGAINST” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes:

Proposal	Vote Required for Approval	“Withhold” Vote	Abstentions	Broker Non-Votes
1. Election of Directors	Nine nominees receiving the most “FOR” votes will be elected.	No effect	Not applicable	No effect
2. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023	Must receive “FOR” votes from the holders of a majority of shares present by virtual attendance or represented by proxy and entitled to vote on the matter.	Not applicable	Against	Not applicable
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares entitled to vote are present at the Annual Meeting by virtual attendance or represented by proxy. On the Record Date, there were 462,410,696 shares of our Class A common stock and 82,452,748 shares of our Class B common stock outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other agent) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of the shares present at the Annual Meeting by virtual attendance or represented by proxy may adjourn the Annual Meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 4, 2023, to our Corporate Secretary at 452 5th Avenue, 22th Floor, New York, New York 10018, Attention: Corporate Secretary.
Pursuant to our amended and restated bylaws, if you wish to submit a proposal (including a director nomination) at the 2023 annual meeting that is to be included in next year’s proxy materials, you must do so not later than the close of business on March 18, 2023 nor earlier than the close of business on February 16, 2023. However, if the date of our 2023 annual meeting is not held between May 17, 2023 and July 17, 2023, to be timely, notice by the stockholder must be received (A) not earlier than the close of business on the 120th day prior to the 2023 annual meeting and (B) not later than the close of business on the later of the 90th day prior to the 2023 annual meeting or, if later than the 90th day prior to the 2023 annual meeting, the 10th day following the day on which public announcement of the date of the 2023 annual meeting is first made. You are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Who is paying for this proxy solicitation?
We will pay for the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1
ELECTION OF DIRECTORS

At the 2022 annual meeting, nine directors are to be elected to hold office until the 2023 annual meeting and until their successors have been elected and qualified. All nominees are current UiPath board members who were elected by stockholders prior to UiPath’s initial public offering. Based on the recommendation of the nominating and corporate governance committee, the board of directors has nominated each of Philippe Botteri, Daniel Dines, Carl Eschenbach, Michael Gordon, Kim Hammond, Daniel Springer, Laela Sturdy, Jennifer Tejada, and Rich Wong, each a current director of the Company, to be elected as a director of the Company to serve on our Board until the 2023 annual meeting of stockholders and until such time as their respective successors have been duly elected and qualified or until their earlier death, disability, resignation, retirement, disqualification or removal from office.

The board of directors has no reason to believe that any of the nominees named in this proxy statement would be unable or unwilling to serve as a director if elected. However, if before the annual meeting, any nominee is unable to serve or for good cause will not serve as a director if elected, the board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee. If a quorum is present, a substitute nominee for election to a position on the Board will be elected by a majority of the votes cast at the annual meeting. Alternatively, the Board may reduce the number of directors to eliminate the vacancy or the Board may fill the vacancy at a later date after selecting an appropriate nominee.

Included in each director nominee’s biography below is a description of select key qualifications and experience of such nominee based on the qualifications described above. The board of directors and the nominating and corporate governance committee believe that the combination of the various qualifications and experiences of the director nominees would contribute to an effective and well-functioning board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.
Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term and until the director’s successor is duly elected and qualified.
Directors are elected by a plurality of the votes of the holders of shares present by virtual attendance or represented by proxy and entitled to vote on the election of directors. Accordingly, the nine nominees receiving the highest number of “FOR” votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nine nominees named above.
Our nominating and corporate governance committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, diversity and high-level management experience necessary to oversee and direct our business. To that end, the committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment, and other qualities that the committee views as critical to effective functioning of the board. To provide a mix of experience and perspective on the board, the committee also takes into account geographic, gender, and ethnic diversity. The biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes, or skills of each director or director nominee that led the committee to believe that that nominee should continue to serve on the board. However, each of the members of the committee may have a variety of reasons why a particular person would be an appropriate nominee for the board, and these views may differ from the views of other members.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE NAMED ABOVE.

INFORMATION REGARDING DIRECTOR NOMINEES
The following table sets forth the nominees for directors at the Annual Meeting, their ages and position or office held with us as of the date of this proxy statement:

Name	Age	Position
Executive Officers:
Daniel Dines(1)	50	Chief Executive Officer, Co-Founder, and Chairman
Non-Employee Directors:
Philippe Botteri	48	Director
Carl Eschenbach	55	Director
Michael Gordon	52	Director
Kimberly L. Hammonds	54	Director
Daniel D. Springer	58	Director
Laela Sturdy	44	Director
Jennifer Tejada	51	Director
Richard P. Wong	52	Director
(1) Effective May 16, 2022, Mr. Dines will become our Co-Chief Executive Officer in connection with the appointment of Robert Enslin as Co-Chief Executive Officer. See "Executive Officers--Appointment of Co-Chief Executive Officer" for additional information.
Set forth below is biographical information for the director nominees. This includes information regarding each director’s experience, qualifications, attributes, or skills that led our board of directors to recommend them for board service.
Nominees for Election at the 2022 Annual Meeting of Stockholders
Daniel Dines is our Co-Founder and has served as our Chief Executive Officer and Chairman of our Board of Directors since UiPath's founding, and founder and CEO of the predecessor entity. Mr. Dines was a software development engineer at Microsoft Corporation. Mr. Dines holds an M.S. from the University of Bucharest. We believe that Mr. Dines is qualified to serve on our board of directors because of his leadership in conceptualizing and developing our brand and business, his software development expertise and his extensive knowledge of our industry.
Philippe Botteri has served as a member of our board of directors since February 2020, and previously served as a board observer beginning in April 2017. Mr. Botteri serves, since June 2011, in various senior roles and as a Partner at Accel, a venture capital firm, where he focuses on investments in early stage technology companies, including cloud applications, enterprise security, and online marketplaces. Mr. Botteri currently holds directorships and management positions for several Accel entities and other private companies. Mr. Botteri also serves on the board of directors of Fiverr International Ltd., an online marketplace for freelance services, since January 2016. Mr. Botteri holds an M.A. from Ecole Polytechnique and Ecole des Mines in France. We believe that Mr. Botteri is qualified to serve on our board of directors because of his global experience, financial expertise, software, technology industry and product experience, and cloud computing experience.
Carl Eschenbach has served as a member of our board of directors since March 2021 after previously serving as a board observer beginning in November 2018. Mr. Eschenbach serves, since April 2016, as a General Partner at Sequoia Capital Operations, LLC, a venture capital firm. Prior to joining Sequoia, Mr. Eschenbach spent 14 years at VMware, Inc., a global virtual infrastructure software provider, most recently as its President and Chief Operating Officer, a role he held from December 2012 to March 2016. Mr. Eschenbach served as VMware’s Co-President and Chief Operating Officer from April 2012 to December 2012, as Co-President, Customer Operations from January 2011 to April 2012, and as Executive Vice President of Worldwide Field Operations from May 2005 to January 2011. Prior to joining VMware in 2002, Mr. Eschenbach held various sales management positions with Inktomi, 3Com Corporation, Lucent Technologies Inc. and EMC. Mr. Eschenbach serves on the boards of directors of Snowflake Inc., a cloud-based data-warehousing company, since May 2019, Aurora Innovation, Inc., a company in the self-driving technology space, since March 2019, Zoom Video Communications, Inc., a video communications technology company, since January 2017, Workday, Inc., a human capital management software company, since February 2018, and Palo Alto Networks, Inc., a cybersecurity company, since May 2013, and he is also a director of several private companies. Mr. Eschenbach received an electronics technician diploma from DeVry University. We believe that Mr. Eschenbach is qualified to serve on our board of directors because of his global experience, financial expertise, software, technology industry and product experience, cloud computing experience, management experience, and sales and marketing experience.
Michael Gordon has served as a member of our board of directors since September 2020. Mr. Gordon serves, since July 2015, as Chief Financial Officer of MongoDB, Inc., a database platform company, and as its Chief Operating Officer since November 2018. Prior to joining MongoDB, Inc., Mr. Gordon worked at Yodle, Inc., an online marketing company, where he served as the Chief Financial Officer from May 2009 until July 2015 and as the Chief Operating Officer and Chief Financial Officer from March 2014 until July 2015. Prior to joining Yodle, Mr. Gordon was a Managing Director in the Media and Telecom investment banking group at Merrill Lynch, Pierce, Fenner and Smith Incorporated, a financial services company, where he worked from 1996 to 2009. Mr. Gordon serves on the board of directors of Share Our Strength, a non-profit, anti-hunger organization. Mr.

Gordon received an A.B. from Harvard College and an M.B.A. from Harvard Business School. We believe that Mr. Gordon is qualified to serve on our board of directors because of his global experience, financial expertise, software, technology industry and product experience, and cloud computing experience.
Kimberly L. Hammonds has served as a member of our board of directors since September 2020. Ms. Hammonds founded the Mangrove Digital Group, LLC, a company that provides technology and business solutions to CEOs of technology companies, in May 2018. Ms. Hammonds previously served as Group Chief Operating Officer of Deutsche Bank AG, a global financial services company, from January 2016 to June 2018, and as a member of the management board of Deutsche Bank from August 2016 to June 2018. She joined Deutsche Bank as Global Chief Information Officer and Global Co-Head of Group Technology and Operations in November 2013, a position that she held until January 2016. Ms. Hammonds serves on the boards of directors of Box, Inc., an enterprise cloud content and file sharing provider, since October 2018, Zoom Video Communications, Inc. since September 2018, and Tenable Holdings, Inc., a cybersecurity solutions provider, since June 2018. Ms. Hammonds previously served on the boards of directors of Cloudera, Inc., a data management, machine learning, and advanced analytics platform provider, from March 2017 to January 2020, and Red Hat, Inc., an open source solutions provider, from August 2015 to July 2019. Ms. Hammonds received a B.S.E. from the University of Michigan at Ann Arbor and an M.B.A. from Western Michigan University. We believe that Ms. Hammonds is qualified to serve on our board of directors because of her global experience, software, technology industry and product experience, IT and cybersecurity experience, sales and marketing experience, and financial expertise.
Daniel D. Springer has served as a member of our board of directors since March 2021. Mr. Springer serves, since January 2017, as Chief Executive Officer, President, and director of DocuSign, Inc., an e-signature technology company. From May 2015 to January 2017, he served as an Operating Partner at Advent International Corp., a private equity investment firm. From March 2004 to March 2014, Mr. Springer served as Chairman and Chief Executive Officer of Responsys, Inc., a marketing software company that was acquired by Oracle Corp. in 2014. Mr. Springer previously served on the board of directors of YuMe Inc., a digital advertising company, from October 2013 to July 2017. Mr. Springer holds a B.A. from Occidental College and an M.B.A. from Harvard University. We believe that Mr. Springer is qualified to serve on our board of directors because of his experience as a public company CEO, financial expertise, software, technology industry and product experience, cloud computing experience, management experience, and sales and marketing experience.
Laela Sturdy has served as a member of our board of directors since March 2021 after previously serving as a board observer beginning in November 2018. Ms. Sturdy serves, since October 2013, as a General Partner of CapitalG LP, the late-stage growth venture capital fund financed by Alphabet Inc. Previously, Ms. Sturdy held several roles at Google LLC, including Managing Director, Emerging Businesses, Sales and Business Operations from March 2010 to October 2013. From July 2016 to May 2019, Ms. Sturdy currently serves on the Board of Duolingo, Inc. and previously served on the board of directors of Care.Com, Inc. and she is also a director of several private companies. Ms. Sturdy holds an A.B. in biochemistry from Harvard College, an M.S. from Trinity College Dublin and an M.B.A. from Stanford University. We believe that Ms. Sturdy is qualified to serve on our board of directors because of her financial expertise, software, technology industry and product experience, cloud computing experience, management experience, and sales and marketing experience.
Jennifer Tejada has served as a member of our board of directors since September 2020. Ms. Tejada serves as the Chairperson and Chief Executive Officer of PagerDuty, Inc., a cloud-native digital operations management company, and as a member of PagerDuty’s board of directors since July 2016. Prior to joining PagerDuty, she served as President and Chief Executive Officer at Keynote Systems, Inc., an enterprise software company, from July 2013 to July 2015. Ms. Tejada serves on the board of directors of The Estée Lauder Companies Inc., a multinational manufacturer and marketer of beauty products, since April 2018. Ms. Tejada holds a B.A. from the University of Michigan. We believe Ms. Tejada is qualified to serve on our board of directors because of her experience as a public company CEO, global experience, financial expertise, software, technology industry and product experience, cloud computing experience, IT and cybersecurity experience, management experience, and sales and marketing experience.
Richard P. Wong has served as a member of our board of directors since March 2018. Mr. Wong serves, since November 2006, as a General Partner at Accel. From January 2001 to November 2006, Mr. Wong held a number of executive roles at Openwave Systems Inc., a mobile software company, including Senior Vice President of Products and Chief Marketing Officer. Mr. Wong serves on the boards of directors of Atlassian Corporation Plc, a software development tool company, since July 2010, and a number of other private companies. Mr. Wong also served on the board of directors of Sunrun Inc., a solar energy company, from July 2009 to March 2018. Mr. Wong holds a B.S. and an M.S. from the Massachusetts Institute of Technology. We believe that Mr. Wong is qualified to serve on our board of directors because of his global experience, financial expertise, software, technology industry and product experience, and cloud computing experience.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Composition of Our Board of Directors
Our business and affairs are managed under the direction of our board of directors. We currently have nine directors. Each director is elected to the board of directors for a one-year term, to serve until the election and qualification of a successor director at our annual meeting of stockholders, or until the director’s earlier removal, resignation, or death.

Director Independence
Our Class A common stock is listed on the New York Stock Exchange (the "NYSE"). Under the NYSE listing standards, a majority of the members of our board of directors must qualify as "independent" as affirmatively determined by our board of directors. Our board of directors has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors has determined that none of our directors, other than Mr. Dines, has any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the NYSE listing standards. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our shares by each non-employee director and the transactions described in the section titled “Certain Relationships and Related Party Transactions.”
Board Leadership Structure
Daniel Dines serves as both our Chief Executive Officer and as Chairman of our board of directors. We believe that combining the positions of Chief Executive Officer and chair of the board of directors helps to ensure that the board and management act with a common purpose. In our view, separating the positions of Chief Executive Officer and board chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of Chief Executive Officer and board chair provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined Chief Executive Officer/board chair is better positioned to act as a bridge between management and the board, facilitating the regular flow of information. We also believe that it is advantageous to have a chair of the board of directors with an extensive history with and knowledge of our company (as is the case with Mr. Dines) as compared to a relatively less informed independent chair.
Our Corporate Governance Guidelines provide that one of our independent directors may serve as the lead independent director at any time that Mr. Dines or anyone else who is not an independent director is serving as the chairman of the board of directors. Our board of directors has appointed Richard P. Wong to serve as our lead independent director. As lead independent director, Mr. Wong's duties include: (i) presiding at all meetings of the board of directors at which Mr. Dines is not present, including executive sessions of the independent directors; (ii) acting as liaison between the independent directors and Mr. Dines; (iii) presiding over meetings of the independent directors; (iv) consulting with Mr. Dines in planning and setting schedules and agendas for board meetings; and (v) performing such other functions as the board of directors may delegate.
Role of the Board in Risk Oversight
Our board of directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
While our full board of directors has overall responsibility for risk oversight, it has delegated oversight of certain risks to its committees. Our audit committee monitors our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Furthermore, our audit committee has delegated to the cybersecurity subcommittee oversight of risks associated with cybersecurity, information security and data privacy, and the subcommittee regularly reviews with management our data security programs and assessments, management, and mitigation of such risks. Further, our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee oversees our major corporate governance risks, including through monitoring the effectiveness of our Corporate Governance Guidelines and oversight of the Company’s environmental, social, and governance program.
In connection with its reviews of the operations of our business, our full board of directors addresses the primary risks associated with our business including, for example, strategic planning. Our board of directors appreciates the evolving nature of our business and industry and is actively involved with monitoring new threats and risks as they emerge. In particular, our board of directors has been closely monitoring the rapidly evolving COVID-19 pandemic, its potential effects on our business, and risk mitigation strategies.Our board of directors has also been closely monitoring the effects on UiPath of the situation in Ukraine caused by the Russian military action.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit-related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and investment policy and practices.

Meetings of the Board of Directors
Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met eleven times during our last fiscal year; with respect to the committees of our board of directors, the audit committee met 6 times, the compensation committee met 6 times, and the nominating and corporate governance committee met 3 times. For our last fiscal year, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served. We encourage our directors and nominees for director to attend our Annual Meeting. We will be holding our first annual meeting of stockholders in June.
As required under applicable NYSE listing standards, during our last fiscal year, our non-employee directors met 3 times in regularly scheduled executive sessions at which only non-employee directors were present. Mr. Wong presided over the executive sessions.
Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The board of directors approved the establishment of an ad hoc cyber subcommittee to the audit committee. The composition and responsibilities of each of the committees of our board of directors are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors. Our board of directors may establish other committees as it deems necessary or appropriate from time to time. These standing committees are comprised only of independent directors, pursuant to SEC regulation.

Name	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Philippe Botteri			X
Carl Eschenbach	X
Michael Gordon	X*
Kim Hammonds†	X
Dan Springer	X
Laela Sturdy†		X
Jennifer Tejada			X*
Rich Wong		X*
* Indicates committee chair.
† Ms. Hammonds and Ms. Sturdy serve on the ad hoc cyber subcommittee, with Ms. Hammonds as chair.
Audit Committee
Our audit committee consists of Michael Gordon, Carl Eschenbach, Kimberly L. Hammonds, and Daniel D. Springer. Our board of directors has determined that each of Michael Gordon, Carl Eschenbach, Kimberly L. Hammonds, and Daniel D. Springer satisfies the independence requirements under the listing standards of the NYSE and Rule 10A-3(b)(1) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). The chair of our audit committee is Michael Gordon, who our board of directors has determined is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector.
The principal duties and responsibilities of our audit committee include, among other things:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and internal control over financial reporting;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•helping to maintain and foster an open avenue of communication between management and the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;
•developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•reviewing our policies on risk assessment and risk management;

•reviewing related party transactions;
•overseeing the scope, design, adequacy and effectiveness of our internal control over financial reporting and our disclosure controls and procedures; and
•pre-approving all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee operates under a written charter that satisfies the applicable listing standards of the NYSE.
Report of the Audit Committee of the Board of Directors
The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2022 with management. The audit committee has also reviewed and discussed with Grant Thornton LLP, UiPath’s independent registered public accounting firm through April 14, 2022, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has also received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the board of directors that the audited financial statements be included in UiPath’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 and filed with the SEC.

Members of the Audit Committee
Michael Gordon, Chairperson
Carl Eschenbach
Kimberly Hammond
Daniel Springer
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference in any filing of UiPath under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our compensation committee consists of Richard P. Wong and Laela Sturdy. The chair of our compensation committee is Richard P. Wong. Our board of directors has determined that each of Richard P. Wong and Laela Sturdy is independent under the listing standards of the NYSE and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The principal duties and responsibilities of our compensation committee include, among other things:
•approving the retention of compensation consultants and outside service providers and advisors;
•reviewing and approving, or recommending that our board of directors approve, the compensation, individual and corporate performance goals and objectives and other terms of employment of our executive officers, including evaluating the performance of our chief executive officer and, with his assistance, that of our other executive officers;
•reviewing and recommending to our board of directors the compensation of our directors;
•administering our equity and non-equity incentive plans;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives;
•reviewing and evaluating succession plans for the executive officers;
•reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and
•reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.
Our compensation committee operates under a written charter that satisfies the applicable listing standards of the NYSE.
Compensation Committee Processes and Procedures
The compensation committee generally meets quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities, and personnel of UiPath. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice, and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and NYSE that bear upon the adviser’s independence, the compensation committee, engaged Compensia, Inc. (“Compensia”) as compensation consultants. The compensation committee requested that Compensia:
•evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing our long-term strategic goals; and
•assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Compensia was requested by the compensation committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee is currently one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Jennifer Tejada and Philippe Botteri. The chair of our nominating and corporate governance committee is Jennifer Tejada. Our board of directors has determined that each of Jennifer Tejada and Philippe Botteri is independent under the listing standards of the NYSE.
The nominating and corporate governance committee’s responsibilities include, among other things:
•identifying, evaluating, and selecting or recommending that our board of directors approve nominees for election to our board of directors and its committees;
•approving the retention of director search firms;
•evaluating the performance of our board of directors and of individual directors;
•considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•evaluating the adequacy of our corporate governance practices and reporting; and
•overseeing an annual evaluation of the board’s performance.
Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the NYSE.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements, the ability to understand our industry, and being older than 21. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of UiPath, and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity (including gender, racial and ethnic diversity), skills, and such other factors as it deems appropriate, given the current needs of the board of directors and our business, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors, the nominating and corporate governance committee reviews these directors’ overall service to UiPath during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for NYSE purposes, based upon applicable NYSE listing standards, applicable SEC rules and regulations, and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws, which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a written recommendation to our nominating and corporate governance committee at 452 5th Avenue, 22th Floor, New York, New York 10018, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders (January 4, 2023).
Each submission must include, among other things, the name, age, business address, and residence address of the proposed candidate, the principal occupation or employment of the proposed candidate, details of the proposed candidate’s ownership of our capital stock, a description of the proposed candidate’s business experience for at least the last five years, and a description of the proposed candidate’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.
If, rather than submitting a candidate to the nominating and corporate governance committee for consideration, you wish to formally nominate a director pursuant to proxy materials that you will prepare and file with the SEC, please see the deadline described in “When are stockholder proposals and director nominations due for next year’s annual meeting?” above and refer to our amended and restated bylaws for a complete description of the required procedures for nominating a candidate to our board of directors.
Code of Conduct
We have adopted a Code of Conduct that applies to all our employees, officers, and directors. This includes our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. The full text of our Code of Conduct is posted on our website at ir.uipath.com. We intend to disclose on our website any future amendments of our Code of Conduct or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Conduct. Information contained on, or that can be accessed through, our website is not incorporated by reference into this proxy statement, and you should not consider information on our website to be part of this proxy statement.
Stockholder Communications with the Board of Directors
Our board of directors has adopted a formal process by which stockholders may communicate with the board or any of its directors. Stockholders and other interested parties wishing to communicate with the board or an individual director may send a written communication c/o UiPath, Inc., 452 5th Avenue, 22th Floor, New York, New York, 10018, Attn: Corporate Secretary. Written communications may be submitted anonymously or confidentially and may, at the discretion of the person submitting the communication, indicate whether the person is a stockholder or other interested party. Each communication will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to the board or such director. Examples of inappropriate communications include product complaints, product inquiries, new product suggestions, resumes or job inquiries, surveys, solicitations or advertisements, or hostile communications.
Communications determined by the Corporate Secretary to be appropriate for presentation to the board or such director will be submitted to the board or such director on a periodic basis. Communications determined by the Corporate Secretary to be inappropriate for presentation will still be made available to any non-management director upon such director’s request.
Corporate Governance Guidelines
Our board of directors has adopted the UiPath, Inc. Corporate Governance Guidelines for the conduct and operation of the board in order to give directors a flexible framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation, management succession planning and board committees and compensation. The Corporate Governance Guidelines may be viewed on our website at ir.uipath.com.

Prohibition on Hedging, Short Sales and Pledging
Our board of directors has adopted an insider trading policy, which prohibits hedging or monetization transactions with respect to our Class A common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. In addition, our insider trading policy prohibits trading in derivative securities related to our Class A common stock, which include publicly traded call and put options, engaging in short selling of our Class A common stock, purchasing our Class A common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.

PROPOSAL 2
RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending January 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. A representative of KPMG is expected to attend the Annual Meeting online and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.
Neither our amended and restated bylaws nor other governing documents or law require stockholders' ratification of the selection of KPMG as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of UiPath and our stockholders.
The affirmative vote of the holders of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of KPMG.
Change in Independent Registered Public Accounting Firm
On April 14, 2022, the audit committee of our board of directors approved the dismissal of Grant Thornton LLP (“GT”) as our independent registered public accounting firm, effective immediately. As described below, the change in independent registered public accounting firm is not the result of any disagreement with GT.
GT’s audit reports on our consolidated financial statements as of and for the fiscal year ended January 31, 2022, did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principle.
During the fiscal years ended January 31, 2022 and 2021 and through April 14, 2022, there were no disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and GT on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which, if not resolved to GT’s satisfaction, would have caused GT to make reference thereto in connection with their report. As of January 31, 2022 and 2021, and for each of the two fiscal years in the period ended January 31, 2022 and through April 14, 2022, except as set forth below, there were no reportable events as that term is defined in Item 304(a)(1)(v) of Regulation S-K. In connection with the preparation and audit of the Company’s consolidated financial statements as of and for the fiscal year ended January 31, 2020, a material weakness in the Company’s internal controls over financial reporting related to revenue recognition for the fiscal year ended December 31, 2018 was identified, which resulted in the improper allocation of stand-alone selling price and certain errors in deferred revenue and contract asset. The material weakness was caused by, among other things, a lack of oversight and technical competence and experience within our finance department to identify such errors. As of January 31, 2021,the Company’s management concluded that the material weakness has been remediated. This reportable event was discussed among the audit committee and GT. GT has been authorized by the Company to respond fully to the inquiries of KPMG, the successor independent registered public accounting firm, concerning this reportable event.
On April 14, 2022, our audit committee approved management’s recommendation to engage KPMG as our independent registered public accounting firm beginning with the fiscal year ending January 31, 2023. The engagement of KPMG was effective as of April 20, 2022.
During the fiscal years ended January 31, 2022 and 2021, neither we nor anyone acting on our behalf has consulted with KPMG regarding (1) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements or the effectiveness of internal control over financial reporting, and neither a written report nor oral advice was provided to us that KPMG concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, (2) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Prior Principal Accountant Fees and Services
The following table represents aggregate fees billed to us by GT, the member firms of GT, and their related entities for the periods set forth below. After April 14, 2022, no services were provided to us by GT, other than ongoing statutory audits with respect to certain of our foreign subsidiaries.

	Fiscal Year Ended January 31,
	2022	2021
	(in thousands)
Audit Fees(1)	$2,976	$3,532
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$2,976	$3,532
(1) Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees for fiscal year 2021 also include fees for professional services provided in connection with our initial public offering of Class A common stock incurred during the fiscal year ended January 31, 2022, including comfort letters, consents, and review of documents filed with the SEC and with our Registration Statements on Form S-8 filed during the first and second fiscal quarters.
All services described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
The audit committee has adopted policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee's members, but any pre-approval decision made pursuant to such delegation must be reported to the full audit committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL NO. 2 TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2023.

EXECUTIVE OFFICERS
The following table sets forth our executive officers, their ages and position or office held with us as of the date of this proxy statement:

Name	Age	Position
Executive Officers:
Daniel Dines(1)	50	Chief Executive Officer, Co-Founder, and Chairman
Ashim Gupta	43	Chief Financial Officer
Brad Brubaker	58	General Counsel and Chief Legal Officer
Ted Kummert	58	Executive Vice President of Product and Engineering
Chris Weber	57	Chief Business Officer
(1) Effective May 16, 2022, Mr. Dines will become our Co-Chief Executive Officer in connection with the appointment of Robert Enslin as Co-Chief Executive Officer.
Set forth below is biographical information for our executive officers, other than Mr. Dines, whose biographical information is included above under the caption “Information Regarding Director Nominees.”
Ashim Gupta has served as our Chief Financial Officer since November 2019 and served as our Chief Customer Success Officer from February 2018 to November 2019. Prior to joining UiPath, Mr. Gupta served in various roles at General Electric Company from January 2000 to February 2018, including most recently as Senior Vice President and Chief Information Officer for Finance and Global Operations from March 2016 to February 2018, and as Chief Financial Officer of GE Water from August 2013 to March 2016. Mr. Gupta holds a B.A. from Rutgers University.

Brad Brubaker has served as our Chief Legal Officer since April 2019. Prior to joining UiPath, Mr. Brubaker served in various roles at SAP SE, an enterprise software company, from April 1994 to April 2019, including most recently as General Counsel-Global Field from July 2008 to April 2019. Mr. Brubaker holds a B.S. from Albright College and a J.D. from Temple University.
Ted Kummert has served as our Executive Vice President of Product and Engineering since March 2020. Mr. Kummert has also served as a Venture Partner at Madrona Venture Group, an investment company, since October 2017. Mr. Kummert served as Executive Vice President of Products and Engineering for Apptio Inc., an enterprise software company, from November 2013 to October 2017. Mr. Kummert holds a B.S. from the University of Washington.
Chris Weber has served as our Chief Business Officer since April 2022. Prior to joining UiPath, Mr. Weber served as Microsoft’s Corporate Vice President of their Corporate and SMB Commercial team from 2017 to March 2022. Previously, from 2014 to 2017, Mr. Weber served in various roles of increasing responsibility at Microsoft. Mr. Weber holds a B.S. from the University of Mount Union.
Appointment of Co-Chief Executive Officer
On April 27, 2022, we announced that Robert Enslin has been appointed as our Co-Chief Executive Officer, effective May 16, 2022. Mr. Enslin will serve as Co-Chief Executive Officer with Daniel Dines, our Chairman and Co-Chief Executive Officer. Mr. Enslin, age 59, most recently served as President, Cloud Sales at Google. He joined Google in April 2019. Prior to that, he spent 27 years at SAP, most recently as President of its Cloud Business Group and as an executive board member.
EXECUTIVE COMPENSATION
The compensation provided to our named executive officers for the fiscal year ended January 31, 2022 is set forth in the Summary Compensation Table below and accompanying footnotes and narrative that follow this section.
Our named executive officers, consisting of our principal executive officer and the next two most highly compensated executive officers for the fiscal year ended January 31, 2022, were:
•Daniel Dines, our Chief Executive Officer, Co-Founder and Chairman;
•Ashim Gupta, our Chief Financial Officer; and
•Ted Kummert, our EVP Product and Engineering.
Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to our named executive officers for the fiscal years ended 2022 and 2021.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Compensation ($)(2)	All Other Compensation (3)	Total
Daniel Dines, CEO and Chair	2022	6,017	—	—	—	663,629	669,646
	2021	106,044 (4)	—	—	—	110,032 (5)	216,076
Ashim Gupta, CFO (5)	2022	401,000	22,066,959	—	232,480	9,044	22,709,483
Ted Kummert (6), EVP Product and Engineering	2022	450,000	13,999,983	—	216,000	6,560	14,672,543
	2021	404,384	8,250,328	15,362,969 (7)	225,117	319	24,243,117
(1) Amounts reported represents the aggregate grant date fair value of stock awards or stock options, as applicable, granted to our executive officer, computed in accordance with ASC Topic 718. The assumptions used in calculating the grant date fair value of the stock awards and stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2022. This amount does not reflect the actual economic value that may be realized by the named executive officer.
(2) Amounts shown represent the named executive officers’ total bonuses earned for the fiscal years 2022 and 2021, as applicable, based on the achievement of company performance goals as determined by our board of directors.
(3) Amounts shown for Mr. Gupta and Mr. Kummert represent life insurance premium payments made by us on behalf of each named executive officer, 401(k) match contributions for each named executive officer, and nominal gift vouchers for use on UiPath merchandise. With respect to Mr. Dines only, the amount shown for fiscal year 2022 includes personal security services in the amount of $395,673, health insurance costs in the amount of $40,253, $223,281 equal to half of Mr. Dines’ Hart Scott Rodino filing fee, expenses related to tax preparation services in the amount of $4,171, and our 401(k) match contribution for Mr. Dines. Amount shown for fiscal year 2021 includes personal security services in the amount of $66,500, health insurance costs, gym membership fees, expenses related to personal meals and events, expenses related to tax preparation services, and our 401(k) match contribution for Mr. Dines.
(4) Amount shown includes $5,809 from UiPath, Inc. and $100,235 from our Romanian subsidiary.
(5) Mr. Gupta was not a named executive officer for fiscal year 2021 and, as a result, his compensation information for that year has been omitted.
(6) Mr. Kummert was hired as our Executive Vice President of Product and Engineering in March 2020. His annualized base salary as of January 31, 2021 was $450,000.

(7) This amount also reflects (i) the grant date fair value for the stock option award granted to Mr. Kummert in March 2020 of $5,190,872, computed as of the grant date, plus (ii) the incremental fair value of the repricing of the stock option award in July 2020 of $10,172,097, computed as of the repricing date, each in accordance with ASC Topic 718.
Narrative to Summary Compensation Table
Base Salaries
For the year ended January 31, 2022, the annual base salaries for each of Messrs. Dines, Gupta and Kummert were $6,017, $401,000 and $450,000 respectively. For the year ended January 31, 2021, the annual base salaries for each of Messrs. Dines, Kummert and Hansen were $106,044, $404,384 and $305,753, respectively. Mr. Gupta's 2021 salary is not provided as he was not a named executive officer in fiscal year 2021. Mr. Hansen, our former Chief Revenue Officer, was a named executive officer for fiscal year 2021. Following our initial public offering in April 2021, Mr. Dines requested that his compensation be decreased to a de minimus amount. Therefore Mr. Dines' annual base salary was subsequently decreased to $6,017.

Annual Bonuses
During the fiscal year ended January 31, 2022, each of our named executive officers was eligible to receive an annual bonus based on achievement of certain performance goals, consisting of individual performance goals and corporate metrics for Annual Recurring Revenue (ARR) and Free Cash Flow (FCF). The fiscal year 2022 bonus plan was funded at 96% of target, based on goal achievement. Accordingly, we paid Mr. Gupta a cash bonus of $232,480 and Mr. Kummert a cash bonus of $216,000. As noted above under Base Salaries, Mr. Dines did not take a cash bonus for fiscal year 2022.
During the fiscal year ended January 31, 2021, each of our named executive officers was eligible to receive an annual bonus based on achievement of certain performance goals, consisting of individual performance goals and corporate metrics for Annual Recurring Revenue (ARR) and Free Cash Flow (FCF). The fiscal year 2021 bonus plan was funded at 111% of target, based on goal achievement. Mr. Kummert received a bonus of $225,117, based on achievement of individual and corporate goals.
Equity Compensation
During the fiscal year ended January 31, 2022, we granted restricted stock units ("RSUs") to the named executive officers as shown in more detail in the "Outstanding Equity Awards at Fiscal 2022 Year-End Table" below.
Prior to fiscal 2022, we granted options to purchase shares of our common stock and RSU awards to each of our named executive officers (excluding Mr. Dines), as shown in more detail in the "Outstanding Equity Awards at Fiscal 2022 Year-End Table" below.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Plan participants are able to defer eligible compensation subject to applicable annual Internal Revenue Code ("Code") limits. We have the ability to make discretionary contributions to the 401(k) plan but have not done so to date. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan's related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Health and Welfare Benefits
Our named executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, life and disability insurance plans, in each case on the same basis as other employees of the same status.
Perquisites and Personal Benefits
We provide perquisites to our CEO and Co-Founder Mr. Dines, as set forth in the Summary Compensation Table, under "All Other Compensation," above. We provide limited perquisites and personal benefits to our named executive officers (other than Mr. Dines).

Outstanding Equity Awards at January 31, 2022

The following table sets forth certain information about outstanding equity awards granted to our named executive officers that remain outstanding as of January 31, 2022.

Name		Option Awards(1)				Stock Awards(1)
	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(2)
(a)		(b)	(c)	(e)	(f)	(g)	(h)
Daniel Dines	—	—	—	—	—	—	—
Ashim Gupta	6/30/2018	148,009	20,625 (3)	$0.75	6/29/2028	—	—
	6/12/2020	—	—	—	—	210,937 (4)	$7,705,529
	3/1/2021	—	—	—	—	93,750 (5)	$3,424,688
	1/28/2022	—	—	—	—	358,959 (6)	$13,112,772
Ted Kummert	3/27/2020	—	—	—	—	419,295 (8)	$15,316,846
	7/20/2020	746,774	41,816 (7)	$5.06	3/26/2030	—	—
	1/28/2022	—	—	—	—	418,785 (9)	$15,298,216
(1) All equity awards listed in this table were granted pursuant to the 2018 Stock Plan (“2018 Plan”) or 2021 Equity Incentive Plan (“2021 Plan”).
(2) Market value is calculated based on the closing price of our Class A common stock on January 31, 2022, which was $36.53, as reported on the NYSE.
(3) This option award vests based upon the following vesting schedule: 25% of the shares underlying this option vested on June 30, 2019, with the remaining shares vesting in equal monthly installments over the next three years, subject to the executive officer's continuous service through each such vesting date.
(4) This RSU award vests based upon the following vesting schedule: 25% of the shares underlying this RSU award vested in connection with the completion of our initial public offering, with the remaining shares vesting in equal quarterly installments over the next three years, subject to the named executive officer’s continuous service through each such vesting date.
(5) This RSU award vests based upon the following vesting schedule: 25% of the shares underlying this RSU award vested on January 1, 2022, with the remaining shares vesting in equal quarterly installments over the next three years, subject to the executive officer's continuous service through each such vesting date.
(6) This RSU award vests based upon the following vesting schedule: 38,380 shares on each of April 1, July 1, October 1, 2022 and January 1, 2023; 24,836 shares on each of April 1, July 1, October 1, 2023 and January 1, 2024; with the remaining shares vesting in equal quarterly installments through January 1, 2026, subject to the executive officer's continuous service through each such vesting date.
(7) This option award vests based upon the following vesting schedule: 25% of the shares underlying this option vested on March 9, 2021, with the remaining shares vesting in equal monthly installments over the next three years, subject to the named executive officer’s continuous service through each such vesting date. Mr. Kummert's election to be eligible for early option exercise, which was made available to him before our initial public offering and under our 2018 Plan, is reflected with regard to the exercisable options in column (b) above. None of Mr. Kummert's options were early exercised as of January 31, 2022.
(8) This RSU award vests based upon the following vesting schedule: 25% of the shares underlying this RSU award vested in connection with the completion of our initial public offering, with the remaining shares vesting in equal quarterly installments over the next three years, subject to the named executive officer’s continuous service through each such vesting date.
(9) This RSU award vests based upon the following vesting schedule: 48,609 shares on each of April 1, July 1, October 1, 2024 and January 1, 2025; 37,391 shares on each of April 1, July 1, October 1, 2025 and January 1, 2026, with the remaining shares vesting in equal quarterly installments through January 1, 2027, subject to the executive officer's continuous service through each such vesting date.
Options held by certain of our named executive officers are eligible for accelerated vesting under specified circumstances. Please see the subsection titled “—Agreements with Named Executive Officers” below for a description of such potential acceleration.
Agreements with Named Executive Officers
We have entered into offer letters with each of our named executive officers, the terms of which are described below. Each of our named executive officers has executed our standard confidential information and invention assignment agreement.
Daniel Dines
In February 2021, we entered into a letter with Daniel Dines governing his position as our Co-Founder and Chief Executive Officer. The letter has no specific term and provides for an at-will relationship with Mr. Dines. The letter does not provide for any compensation for Mr. Dines in connection with his service as Co-Founder and Chief Executive Officer or upon termination or resignation from such position.

Ashim Gupta
In January 2018, we entered into an offer letter with Mr. Gupta, and in February 2021, in connection with our initial public offering, we entered into a new offer letter with Mr. Gupta, confirming his position as our Chief Financial Officer, and which supersedes the terms of his prior offer letter. The offer letter has no specific term and provides for at-will employment. Pursuant to the terms of the offer letter, Mr. Gupta’s annual base salary is $401,000, and he is currently eligible for an annual discretionary performance bonus of up to 50% of his annual base salary, based on individual and corporate performance goals.
Under Mr. Gupta’s offer letter, if he resigns for Good Reason or we terminate his employment without Cause (each as defined in his offer letter), then as a severance benefit Mr. Gupta will be eligible to receive twelve months of his then current base salary (less applicable tax withholdings) paid in accordance with our regular payroll practices. As a condition to receiving the severance benefit above, Mr. Gupta must sign and comply with a general release agreement in a form acceptable to us. Further, if Mr. Gupta resigns for Good Reason or we terminate Mr. Gupta’s employment without Cause, in either case within 12 months following a Change in Control or Sale Event (each as defined in his offer letter), 100% of his then-unvested equity will immediately accelerate, vest and become exercisable and non-forfeitable.
Theodore Kummert
In February 2020, we entered into an offer letter with Theodore Kummert, our Executive Vice President of Product and Engineering. The offer letter has no specific term and provides for at-will employment. Mr. Kummert’s annual base salary is $450,000, and he is currently eligible for an annual discretionary performance bonus of up to 50% of his annual base salary, based on individual and corporate performance goals. In addition, pursuant to his offer letter, Mr. Kummert was granted an option to purchase 838,590 shares of our Class A common stock in July 2020, and restricted stock units representing 838,590 shares of our Class A common stock in March 2020, each as further described above in the table “—Outstanding Equity Awards at January 31, 2022.”
Under Mr. Kummert’s offer letter, if he resigns for Good Reason or we terminate his employment without Cause (each as defined in his offer letter), then as a severance benefit Mr. Kummert will be eligible to receive twelve months of base salary (less applicable tax withholdings) paid in accordance with our regular payroll practices. As a condition to receiving the severance benefit above, Mr. Kummert must sign and comply with a general release agreement in a form acceptable to us. Further, if Mr. Kummert resigns for Good Reason or we terminate Mr. Kummert’s employment without Cause, in either case within 12 months following a Change in Control (as defined in his offer letter), 100% of his then-unvested equity will immediately accelerate, vest and become exercisable.
Limitations of Liability and Indemnification Matters
Our amended and restated certificate of incorporation contains provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to the corporation or its stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions; or
•any transaction from which the director derived an improper personal benefit.
Such limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.
Our amended and restated certificate of incorporation authorizes us to indemnify our directors, officers, employees, and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws provide that we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law and may indemnify our other employees and agents. Our amended and restated bylaws also provide that, on satisfaction of certain conditions, we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers, and other employees as determined by the board of directors. With certain exceptions, these agreements provide for indemnification for related expenses including attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these amended and restated certificate of incorporation and amended and restated bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain customary directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of January 31, 2022. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity plans approved by stockholders	42,059,710	$1.64	53,269,774
Equity plans not approved by stockholders	—	—	—
(1) Includes the 2015 Stock Plan (the "2015 Plan"), the 2018 Plan and the 2021 Plan, but does not include future rights to purchase Class A common stock under our 2021 Employee Stock Purchase Plan (“2021 ESPP”), which depend on a number of factors described in our 2021 ESPP and will not be determined until the end of the applicable purchase period.
(2) The weighted-average exercise price excludes any outstanding restricted stock unit awards, which have no exercise price.
(3) Includes the 2021 Plan and 2021 ESPP. Stock options or other stock awards granted under the 2018 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 Plan.
The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1st of each year for a period of ten years, beginning on February 1, 2022 and continuing through February 1, 2031, in an amount equal to 5% of the total number of shares of our common stock (both Class A and Class B) outstanding on the preceding January 31, or (2) a lesser number of shares determined by our board of directors no later than the February 1 increase. In addition, the 2021 ESPP provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on February 1 of each year for a period of up to ten years commencing on February 1, 2022 and continuing through February 1, 2031, in an amount equal to the lesser of (i) 1% of the total number of shares of capital stock outstanding on January 31 of the preceding year, and (ii) 15,500,000 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our board of directors prior to February 1 of a given year.
Accordingly, on February 1, 2022, the number of shares of Class A common stock available for issuance under the 2021 Plan and the 2021 ESPP increased by 27,061,282 shares and 5,412,256 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information regarding compensation earned by or paid to our non-employee directors for and subsequent to the fiscal year ended January 31, 2022:

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2)	Total ($)
Philippe Botteri(3)	45,000	903,046	948,046
Carl Eschenbach(4)	45,000	903,046	948,046
Michael Gordon(5)	45,000	—	45,000
Kimberly L. Hammonds(6)	46,250	1,512,631	1,558,881
Thomas Mendoza(7)	—	—	—
Daniel D. Springer(8)	45,000	4,537,893	4,582,893
Laela Sturdy(9)	46,250	903,046	949,296
Jennifer Tejada(10)	45,000	1,512,631	1,557,631
Richard P. Wong(11)	60,000	903,046	963,046
(1) Amounts reported represent the aggregate grant date fair value of RSUs granted to our directors under our 2018 Plan, computed in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For information on how the fair value of these awards was determined, refer to the discussions of critical accounting estimates included in our Annual Report on Form 10-K for the year ended January 31, 2022, as filed with the SEC on April 4, 2022. All such awards were granted prior to our initial public offering and the effectiveness of the 2021 Plan and the non-employee director compensation plan described below. This amount does not reflect the actual economic value that may be realized by the non-employee director.
(2) As of January 31, 2022, the aggregate number of outstanding shares of restricted stock and shares underlying outstanding RSUs held by each of our non-employee directors was as follows:

Name	Number of Shares of Restricted Stock	Number of Shares Underlying RSUs
Philippe Botteri	0	12,043
Carl Eschenbach	0	12,043
Michael Gordon	80,689	0
Kimberly L. Hammonds	0	50,430
Thomas Mendoza	0	0
Daniel D. Springer	0	60,516
Laela Sturdy	0	12,043
Jennifer Tejada	0	55,473
Richard P. Wong	0	12,043
(3) Amount consists of 16,057 shares of Class A common stock underlying RSUs with an aggregate grant date fair value of $903,046, granted to Mr. Botteri in March 2021.
(4) Mr. Eschenbach joined our board of directors in March 2021. Amount consists of 16,057 shares of Class A common stock underlying RSUs with an aggregate grant date fair value of $903,046, granted to Mr. Eschenbach in March 2021.
(5) Mr. Gordon joined our board of directors in September 2020.
(6) Ms. Hammonds joined our board of directors in September 2020. Amount includes 26,896 shares of Class A common stock underlying RSUs with an aggregate grant date fair value of $1,512,631, granted to Ms. Hammonds in March 2021.
(7) Mr. Mendoza resigned from our board of directors in June 2021.
(8) Mr. Springer joined our board of directors in March 2021. Amount consists of 80,688 shares of Class A common stock underlying RSUs with an aggregate grant date fair value of $4,537,893, granted to Mr. Springer in March 2021.
(9) Ms. Sturdy joined our board of directors in March 2021. Amount consists of 16,057 shares of Class A common stock underlying RSUs with an aggregate grant date fair value of $903,046, granted to Ms. Sturdy in March 2021.
(10) Ms. Tejada joined our board of directors in October 2020. Amount includes 26,896 shares of Class A common stock underlying RSUs with an aggregate grant date fair value of $1,512,631, granted to Ms. Tejada in March 2021.
(11) Amount consists of 16,057 shares of Class A common stock underlying RSUs with an aggregate grant date fair value of $903,046, granted to Mr. Wong in March 2021.
Daniel Dines, our Chief Executive Officer, Co-Founder, and Chairman, is also a member of our board of directors but does not receive any additional compensation for his service as a director. See the section titled "Executive Compensation" for more information regarding the compensation earned by Mr. Dines.
Non-Employee Director Compensation Policy
Our board of directors adopted a non-employee director compensation policy in April 2021. This compensation policy provides that each such non-employee director will receive the following compensation for service on our board of directors:
•an annual cash retainer of $30,000;

•an additional annual cash retainer of $15,000 for service as lead independent director;
•an additional annual cash retainer of $15,000 for service as a member of the audit committee, compensation committee, and the nominating and corporate governance committee or a Board subcommittee;
•an initial RSU award granted upon a non-employee director’s initial election or appointment to the board, with a value equal to $400,000, vesting in three equal annual installments; and
•a refresher RSU award granted at each annual meeting of our stockholders, or annual meeting, held after the effective date to each non-employee director serving on such date, with a value equal to $200,000, vesting on the earlier of (1) the date of the following year’s annual meeting (or the day immediately preceding the next annual meeting, if sooner) or (2) the first anniversary of the grant date.
Any awards granted under this policy that are unvested as of the occurrence of a corporate transaction (as defined in the 2021 Plan) will vest as of such corporate transaction. The compensation described above, with respect to any fiscal year beginning with fiscal 2022, is subject to the limits on non-employee director compensation set forth in the 2021 Plan. Commencing with Board grants starting in the fiscal year ending January 31, 2023, each of the RSU awards described above will be granted under our 2021 Plan. Each such RSU award will vest subject to the director’s continuous service with us, provided that each RSU award will vest in full upon a change in control of the Company.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 20, 2022 by:
•each person or entity known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 462,410,696 shares of Class A common stock and 82,452,748 shares of Class B common stock outstanding as of April 20, 2022. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or would become exercisable or vest based on service-based vesting conditions within 60 days of April 20, 2022. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o UiPath, Inc., 452 5th Avenue, 22nd Floor, New York, New York 10018.

	Class A Common Stock		Class B Common Stock		% of Total Voting Power †
Beneficial Owner	Number of Shares	%	Number of Shares	%	%
5% Stockholders:
Daniel Dines(1)	27,011,840	5.8%	82,452,748	100	87.0%
Entities associated with Accel (2)	59,873,287	13.0%	—	—	1.8%
T. Rowe Price Associates(3)	35,591,489	7.7%	—	—	1.1%
Ark Investment Management(4)	26,902,940	5.8%	—	—	*
Other Directors and Named Executive Officers:
Ashim Gupta (5)	806,926	*	—	—	*
Ted Kummert (6)	1,027,969	*	—	—	*
Philippe Botteri (7)	60,959,789	13.2%	—	—	1.8%
Carl Eschenbach	5,017	*	—	—	*
Michael Gordon (8)	121,033	*	—	—	*
Kimberly L. Hammonds	44,083	*	—	—	*
Daniel D. Springer	25,215	*	—	—	*
Laela Sturdy	5,017	*	—	—	*
Jennifer Tejada	30,258	*	—	—	*
Richard P. Wong(9)	60,682,933	13.1%	—	—	1.8%
All executive officers and directors as a group (13 persons)(10)	91,238,745	19.7%	82,452,748	100.0%	88.9%

*	Less than one percent.
†	Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to thirty five votes per share, and holders of our Class A common stock are entitled to one vote per share.
(1)	Includes (A) 27,011,840 shares of Class A Common Stock, consisting of (i) 24,918,585 shares held by Icevulcan Investments Ltd, (ii) 1,853,255 shares held by Ice Vulcan Holding Limited, and (iii) 240,000 shares held by Mr. Dines’ spouse, and (B) 82,452,748 shares of the Issuer’s Class B Common Stock held by Ice Vulcan Holding Limited. Mr. Dines is the sole shareholder of the respective sole shareholder of Icevulcan Investments Ltd and Ice Vulcan Holding Limited, and retains sole voting and investment power with respect to the shares held by such entities.

(2)	The information reported is based solely on the Schedule 13G filed on February 14, 2022 by the Accel entities named below. Consists of (a) 624,114 shares of Class A common stock held by Accel Growth Fund Investors 2016 L.L.C., (b) 13,048,188 shares of Class A common stock held by Accel Growth Fund IV L.P., (c) 74,245 shares of Class A common stock held by Accel Growth Fund IV Strategic Partners L.P., (d) 328,862 shares of Class A common stock held by Accel Leaders Fund Investors 2016 L.L.C., (e) 6,883,068 shares of Class A common stock held by Accel Leaders Fund L.P., (f) 3,381,687 shares of Class A common stock held by Accel London Investors 2016 L.P., (g) 34,999,995 shares of Class A common stock held by Accel London V L.P., and (h) 533,128 shares of Class A common stock held by Accel London V Strategic Partners L.P. Accel Leaders Fund Associates L.L.C., the general partner of Accel Leaders Fund L.P., may be deemed to have sole power to vote and sole power to dispose of the shares of Class A common stock directly owned by Accel Leaders Fund L.P.. Accel Growth Fund IV Associates L.L.C., the general partner of Accel Growth Fund IV L.P. and Accel Growth Fund IV Strategic Partners L.P., may be deemed to have sole power to vote and sole power to dispose of the shares of Class A common stock directly owned by Accel Growth Fund IV L.P. and Accel Growth Fund IV Strategic Partners L.P. Richard Wong, a member of our board of directors and a managing member of Accel Leaders Fund Associates L.L.C., Accel Leaders Fund Investors 2016 L.L.C., Accel Growth Fund IV Associates L.L.C., and Accel Growth Fund Investors 2016 L.L.C., may be deemed to have shared power to vote and shared power to dispose of these shares. Accel London V Associates L.P., the general partner of Accel London V L.P. and Accel London V Strategic Partners L.P., may be deemed to have sole power to vote and sole power to dispose of the shares of Class A common stock directly owned by Accel London V L.P. and Accel London V Strategic Partners L.P. Accel London V Associates L.L.C., the general partner of Accel London V Associates L.P. and Accel London Investors 2016 L.P., may be deemed to have sole power to vote and sole power to dispose of these shares, and Philippe Botteri, a member of our board of directors and a managing member of Accel London V Associates L.L.C., may be deemed to have shared power to dispose of these shares. The address for all Accel entities listed above is 500 University Avenue, Palo Alto, California, 94301, USA.
(3)	The information reported is based solely on the Schedule 13G filed with the SEC on February 14, 2022, which reflects that as of December 31, 2021, T. Rowe Price Associates, Inc. owned 35,591,489 shares of Class A Common Stock, of which T. Rowe Price Associates, Inc. had sole voting power with respect to 17,656,508 shares and sole dispositive power with respect to 35,591,489 shares. The principal business office for the reporting person is 100 E. Pratt Street, Baltimore, MD 21202.
(4)	The information reported is based solely on the Schedule 13G filed with the SEC on February 9, 2022, which reports ARK Investment Management LLC owned 26,902,940 shares of Class A common stock, of which ARK Investment Management LLC has sole voting power with respect to 25,030,373 shares, shared voting power with respect to 1,411,471 shares, and sole dispositive power with respect to 26,902,940 shares. The principal business office of ARK Investment Management LLC is 3 East 28 Street, 7th floor, New York, NY 10016.
(5)	Includes (a) 357,505 shares held in a family trust and (b) 148,009 shares of Class A common stock issuable upon the exercise of options within 60 days of April 20, 2022.
(6)	Includes 749,066 shares of Class A common stock issuable upon the exercise of options within 60 days of April 20, 2022.
(7)	Includes the shares described in footnote (2) above, as well as 1,086,502 shares of Class A common stock held directly by Mr. Botteri.
(8)	Consists of restricted stock awards.
(9)	Includes the shares described in footnote (2) above, as well as 809,646 shares of Class A common stock held directly by Mr. Wong.
(10)	Includes (a) 90,090,760 shares of Class A common stock, (b) 1,147,985 shares of Class A common stock issuable upon the exercise of options within 60 days of April 20, 2022, and (c) 82,452,748 shares of Class B common stock beneficially owned by our executive officers and directors. The shares held by the Accel entities referred to in footnote (2) above, of which Mr. Botteri and Mr. Wong may be deemed to share voting and investment power, have been counted once for purposes of calculating the number of shares beneficially owned by all current executive officers and directors as a group.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of UiPath, Inc. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based on a review of the copies of such reports filed on the SEC’s EDGAR system and written representations that no other reports were required, during the fiscal year ended January 31, 2022, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except that (i) one late Form 4 for Daniel Dines, our Chief Executive Officer, Co-Founder and Chairman, with respect to one transaction on November 12, 2021, filed on November 18, 2021; (ii) one late Form 4 for Ashim Gupta, our Chief Financial Officer, with respect to one transaction on December 10, 2021, filed on December 22, 2021; (iii) one late Form 4 for Brad Brubaker, our General Counsel and Chief Legal Officer, with respect to one transaction on December 10, 2021, filed on December 22, 2021; and (iv) one late Form 4 for Ted Kummert, our EVP, Product and Engineering, with respect to one transaction on December 10, 2021, filed on December 22, 2021.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Related Person Transactions
The following is a summary of transactions since February 1, 2021 to which we were a participant or will be a participant, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of more than 5% of Class A common stock or Class B common stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
Compensation for Immediate Family Members
In March 2021, Aharon Dines, the brother of Daniel Dines, our Chief Executive Officer, Co-Founder, and Chairman, became employed by UiPath Srl to serve as a security specialist in a non-executive capacity. Pursuant to his employment, Aharon Dines received 434,459 RON in compensation for the fiscal year ended January 31, 2022, additional cash compensation of 124,652 RON, and stock options and RSUs with an aggregate grant date fair value of $449,532.
In summer 2021, we hired the son of Dan Springer, a member of our board of directors, in a non-executive capacity. In fiscal year 2022, he received base salary of $85,795, additional cash compensation of $9,027, and RSUs with an aggregate grant date fair value of $143,410.
Aircraft Use
Beginning in the third quarter of fiscal 2022, we have made use of an aircraft owned by our Chief Executive Officer. The aircraft is operated for the Company's use by a commercial charter company. The Company is paying negotiated arm's length rates. For the fiscal year ended January 31, 2022, we incurred aircraft charter expenses of $1.1 million related to our business use of the aircraft.
Participation in Our Initial Public Offering
In connection with our initial public offering of our Class A common stock in April 2021, certain of our directors, executive officers and holders of more than 5% of our capital stock sold shares of Class A common stock:

Name	Number of Shares Sold
Entities associated with Accel(1)	5,314,386
Entities associated with Earlybird Management S.A. (2)	2,100,400
Entities associated with CapitalG LP (3)	1,527,673
Daniel Dines	1,383,168
Thomas Mendoza(4)	120,726
(1) The entities affiliated with Accel beneficially own more than 5% of our outstanding capital stock. Richard P. Wong and Philippe Botteri, each a member of our board of directors, is a Managing Partner and Partner of Accel, respectively.
(2) The entities affiliated with Earlybird Management S.A. beneficially owned more than 5% of our outstanding capital stock at the time of the offering.
(3) CapitalG II LP and its affiliated entities collectively beneficially owned more than 5% of our outstanding capital stock at the time of the offering. Laela Sturdy, a member of our board of directors, is a General Partner at CapitalG II LP.
(4) Mr. Mendoza resigned from our board of directors in June 2021.
All of these shares were sold to the public at the public offering price of $56.00 per share, and the selling stockholders paid all applicable per share underwriting fees and commissions to the underwriters. We received no proceeds from the sale of these shares by the selling stockholders.
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration, and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to us via email at investor.relations@UiPath.com. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Brad Brubaker
General Counsel, Chief Legal Officer and Corporate Secretary
May 4, 2022
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders can also access this proxy statement and our Annual Report on Form 10-K at ir.uipath.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2022 is also available without charge upon written request to us via email at investor.relations@uipath.com.

UIPATH, INC.
452 FIFTH AVENUE
22ND FLOOR
NEW YORK, 10018

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on June 15, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PATH2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on June 15, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D85368-P66380 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UIPATH, INC.

The Board of Directors recommends you vote FOR each of the following director nominees:

Nominees:	**For**	**Withhold**
1a. Daniel Dines	☐	☐
1b. Philippe Botteri	☐	☐
1c. Carl Eschenbach	☐	☐
1d. Michael Gordon	☐	☐
1e. Kimberly L. Hammonds	☐	☐
1f. Daniel D. Springer	☐	☐
1g. Laela Sturdy	☐	☐
1h. Jennifer Tejada	☐	☐
1i. Richard P. Wong	☐	☐

The Board of Directors recommends you vote FOR the following proposal:	**For**	**Against**	**Abstain**
2. To ratify the selection by the Audit Committee of our Board of Directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023; and	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D85369-P66380

UIPATH, INC.
Annual Meeting of Stockholders
June 16, 2022 11:00 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Ashim Gupta and Hitesh Ramani, together and separate, as proxies, each with power of substitution, to vote all of the shares of Class A and/or Class B Common Stock of UIPath, Inc. and act at the Annual Meeting of Stockholders to be held at www.virtualshareholdermeeting.com/PATH2022 on June 16, 2022 at 11:00 AM EDT, and at any adjournments or postponements thereof, upon and with respect to the number of shares of Class A common stock and/or Class B common stock of UIPath, Inc. as to which the undersigned may be entitled to vote or act in the manner directed on the reverse side of this card. The shares represented by this proxy, when executed properly, will be voted in the manner directed. The undersigned instructs such proxies, or their substitutes, to vote in such a manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the matters listed on the reverse side as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted "FOR" each of the nominees for director under proposal 1, "FOR" proposal 2 and in the discretion of the named proxies as to any other matter that may properly come before this meeting or any adjournment or postponement thereof.

Continued and to be signed on reverse side